Exhibit 99.1

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis to raise $20 million in Registered Direct offering of Common Stock and Warrants

St. Louis, MO (December 29, 2008) — Stereotaxis, Inc. (Nasdaq: STXS) today announced it has entered into definitive agreements with new and existing institutional investors to raise gross proceeds of $20 million through the sale of common stock and warrants in two separate concurrent transactions. A portion of the warrants sold will expire in six months. If exercised in full, these warrants would provide an additional approximately $10 million in gross proceeds from the sale of common stock at a price of $4.65 per share.

In one transaction, affiliates of Sanderling Venture Partners and Alafi Capital Company (the “Affiliates”) have entered into a definitive agreement to purchase an aggregate of 2,024,260 shares of common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to 4,859,504 shares of Common Stock for a purchase price of approximately $4.94 per unit, in a registered direct offering for gross proceeds of $10 million, before deducting estimated offering expenses. The warrants are exercisable at $4.64 per share, are exercisable on or after the date immediately following the six month anniversary of their issuance and have a five year term from that initial exercisability date. Affiliates of Sanderling Venture Partners and Alafi Capital Company are existing shareholders of the Company and members of the Company’s Board of Directors.

Separately, Stereotaxis has entered into a definitive agreement with selected institutional investors to sell 2,389,877 shares of the Common Stock and warrants to purchase up to 4,623,971 shares of the Common Stock at the negotiated price of $4.18 per unit, in a registered direct offering for gross proceeds of approximately $10 million, before deducting placement agent fees and estimated offering expenses. Warrants to purchase up to 2,831,563 shares expire prior to June 30, 2009. Of these warrants, 2,148,739 have an exercise price of $4.65 per share, and the remaining 682,824 have an exercise price of $.001 per share and are exercisable conditioned on the trading price of the Common Stock during certain periods ending prior to May 30, 2009. Warrants to purchase 1,792,408 at an exercise price of $5.11 per share are exercisable on or after the date immediately following the six month anniversary of their issuance and have a five year term from that initial exercisability date.

The closing of these offerings is expected to take place on or about December 30, 2008, subject to the satisfaction of customary closing conditions. Deutsche Bank Securities Inc. served as the sole placement agent for the institutional investor offering.

In connection with these transactions, the Company and the Affiliates have agreed to amend their prior $20 million loan commitment to provide for extension of $10 million of this commitment through March 31, 2010, if exercised by the Company, in exchange for additional warrant coverage.

The Company currently intends to use the net proceeds from these offering for working capital and other general corporate purposes.

The Common Stock and Warrants described above are being offered by the Company only by means of a prospectus. Copies of the final prospectus supplements and accompanying base prospectus relating to these offerings can be obtained at the SEC’s website at http://www.sec.gov or from Deutsche Bank Securities Inc. at 60 Wall Street, 4th Floor, New York, NY 10005. The securities in these transactions were offered by the Company pursuant to an effective shelf registration statement and a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

Forward looking statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.